                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section 240.14a-11(c) or
                 Section 240.14a-12

                     BERLITZ INTERNATIONAL, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                     BERLITZ INTERNATIONAL, INC.
      -----------------------------------------------------------------------
                      (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           1    Title of each class of securities to which transaction
                applies:
                ----------------------------------------------------------
           2    Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           3    Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11:
                ----------------------------------------------------------
           4    Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           5    Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           1)   Amount Previously Paid:
           2)   Form, Schedule or Registration No.:
           3)   Filing Party:
           4)   Date Filed:

                                     [LOGO]

                                                                  April 17, 2000

Dear Shareholder:

    You are cordially invited to attend the 2000 annual meeting of shareholders that will be held on Tuesday, June 6, 2000 at 10:00 a.m. in New York, New York.

    The notice and proxy statement on the following pages contains details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning Berlitz International, Inc. and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

    I look forward to personally greeting all shareholders who are able to attend.

                                          [SIGNATURE]

                                          Soichiro Fukutake
                                          CHAIRMAN

                                     [LOGO]

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 6, 2000

    Notice is given that the 2000 annual meeting of shareholders of Berlitz International, Inc. will be held at the Rihga Royal Hotel, 151 West 54th St., New York, New York 10019 on Tuesday, June 6, 2000 at 10:00 a.m. local time for the following purposes:

    1   To elect five directors to serve two-year terms expiring on the date of the 2002 annual meeting of shareholders;

    2   To ratify the selection by the board of directors of the company of
       Deloitte & Touche LLP, independent public accountants, to audit the company's consolidated financial statements for the fiscal year ending December 31, 2000; and

    3   To transact any other business that may properly come before the annual meeting.

    The board of directors has fixed the close of business on April 17, 2000 as the record date for the purpose of determining shareholders entitled to notice of and to vote at the annual meeting or any postponement or adjournment of the annual meeting. A list of those shareholders will be open to the examination of any shareholder during regular business hours for the ten days prior to the annual meeting at the company's offices at 400 Alexander Park, Princeton, New Jersey, 08540. Shareholders are entitled to one vote for each share of common stock of the company held of record on the record date with respect to each matter to be voted upon at the meeting.

    In order to assure a quorum, it is important that the shareholders who do not expect to attend the annual meeting in person complete, sign, date and return the enclosed proxy in the accompanying envelope.

                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          Paul H. Weinstein
                                          SECRETARY

Princeton, New Jersey
April 17, 2000

                          BERLITZ INTERNATIONAL, INC.
                               400 ALEXANDER PARK
                          PRINCETON, NEW JERSEY 08540
                                PROXY STATEMENT
                      2000 ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 6, 2000

    The enclosed proxy is solicited by the board of directors of Berlitz International, Inc. for use at the 2000 annual meeting of shareholders to be held at the Rihga Royal Hotel, 151 West 54th St., New York, New York 10019 on Tuesday, June 6, 2000, at 10:00 a.m. local time, and at any postponement or adjournment of the annual meeting. The enclosed proxy, properly executed and received by the company prior to the annual meeting, and not revoked, will be voted in accordance with its directions; and if no directions are indicated, the proxy will be voted for each nominee for election as a director, and for approval of the selection of Deloitte & Touche LLP as independent public accountants for the company for the fiscal year ending December 31, 2000. If any other matter should be presented at the annual meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted at the discretion of the person or persons holding the proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the company, by submitting a new proxy or by personal ballot at the annual meeting.

    As of the close of business on April 17, 2000, the record date for determining shareholders entitled to vote at the annual meeting, the company had outstanding 9,529,788 shares of its $.10 par value common stock. Each share of common stock outstanding is entitled to one vote at the annual meeting. The first date on which this proxy statement and the enclosed form of proxy are being sent to the company's shareholders is on or about April 18, 2000.

                             ELECTION OF DIRECTORS

    The board of directors of the company presently consists of twelve directors divided into two classes each having a term of two years, with the term of one class expiring each year. At the annual meeting, five directors will be elected to hold office for two-year terms expiring on the date of the 2002 annual meeting of shareholders. Mr. Henry James has announced his intention to retire as a director on June 6, 2000 when his term as a director expires. It is the current intention of the board of directors to reduce the number of directors from twelve to eleven at the meeting of the board of directors that will follow the annual meeting of shareholders. Therefore, no one has been nominated to succeed Mr. James.

    All directors hold office for their designated term until their successors have been elected and qualified or until their earlier death, resignation or removal. Any proxy submitted by a shareholder will be voted in accordance with its directions or, if no directions are indicated, for election of the five directors named below whose election has been proposed and recommended by the board of directors. If any nominee becomes unavailable for election as a director prior to the annual meeting, the persons named in the accompanying form of proxy will vote, in their discretion, for a person designated by the board of directors to replace the nominee.

INFORMATION AS TO NOMINEES FOR ELECTION AS DIRECTORS AND AS TO INCUMBENT
DIRECTORS

    The respective ages, positions with the company, business experience, directorships in other companies and board committee memberships of the nominees for election and the continuing incumbent directors are set forth below, as of March 1, 2000. All nominees are currently directors of the company. There is no family relationship between any of the directors of the company.

        NOMINEES FOR DIRECTOR TO BE ELECTED FOR TERMS TO EXPIRE IN 2002

HIROMASA YOKOI, 60

    Mr. Yokoi was elected Vice Chairman of the Board and Chief Executive Officer of the company in February 1993 and President effective on August 31, 1993.
Mr. Yokoi has served as a director of Benesse Corporation since June 1992 and its director for Berlitz and North American Sector since April 1994. Prior to that, he served as General Manager of the Overseas Operations Division (formerly the International Division) of Benesse Corporation from October 1990 to
March 1994 and as General Manager of the President's Office of Benesse Corporation from July 1990 to September 1990. Mr. Yokoi has served as a director of the company since January 1991. He is currently a member of the executive committee and the nominating committee. On March 20, 2000, the company announced the retirement of Mr. Yokoi as Vice Chairman, Chief Executive Officer and President effective June 30, 2000. However, Mr. Yokoi will stand for reelection as a director to serve the two year term commencing on June 6, 2000.

JAMES KAHL, 58

    Mr. Kahl was Chairman of the Board, Chief Executive Officer and President of La Petite Academy, a provider of preschool and childcare services from 1993 until December 31, 1999. From 1991 until 1993, he was a Senior Vice President of Knott's Berry Farm. From 1983 until 1991, he held a number of senior executive positions at Marriott Corporation, including Senior Vice President of Administration, Chief Financial Officer, and Senior Vice President, Operations. From 1964 until 1982, he held a variety of positions at Arthur Andersen & Co., including Managing Partner. Mr. Kahl also serves on the board of directors of La Petite Academy. Mr. Kahl has served as a director of the company since March 7, 2000. It is the current intention of the board of directors to appoint Mr. Kahl as Vice Chairman of the Board upon the retirement of Mr. Yokoi.

EDWARD G. NELSON, 68

    Since January 1985, Mr. Nelson has served as Chairman and President of Nelson Capital Corporation. From 1983 to 1985, he was Chairman and Chief Executive Officer of Commerce Union Corporation. He also serves on the board of directors of ClinTrials Research, Inc., Central Parking System and
Advocat, Inc. He is a trustee of Vanderbilt University. Mr. Nelson became a director of the company in February 1993. He is currently a member of the audit committee, the compensation committee, the disinterested directors committee and the nominating committee.

ROBERT L. PURDUM, 64

    Mr. Purdum is the retired Chairman of the Board of Armco, Inc. and currently is a partner with American Industrial Partners, a private investment company located in New York and San Francisco. During his Armco career, he served in various positions since first joining Armco in 1962, including Chairman and Chief Executive Officer (November 1990 to December 1993), President and Chief Executive Officer (April 1990 to November 1990), President (October 1986 to April 1990), Chief Operating Officer (February 1985 to October 1986) and Chief Executive Officer--Steel Group (November 1982 to February 1985). Mr. Purdum has also served on the board of directors of Holophane Corporation since 1994.
Mr. Purdum has served as a director of the company since August 1994. He is currently a member of the audit committee, the compensation committee, the disinterested directors committee and the nominating committee.

ANTONY P. RESSLER, 39

    Mr. Ressler co-founded Apollo Advisors, L.P. in 1990. Mr. Ressler also founded Ares Management, L.P. in 1997, the general partner of the Ares Funds, including Ares Leveraged Investment Funds I, II and III private securities investment funds focused primarily on debt and mezzanine/equity investments. Prior to 1990, Mr. Ressler served as a Senior Vice President in the High Yield Bond Department of Drexel Burnham Lambert Incorporated, with responsibility for the New Issue/Syndicate Desk. Mr. Ressler serves on several boards of directors including: Allied Waste Industries, Inc.; Prandium Inc.; and Vail
Resorts, Inc., as well as on the supervisory board of directors of Buhrmann NV. Mr. Ressler is on the board of directors of LAAMP/LEARN, one of the largest public school reform movements in the U.S., a member of the board of advisors of the UCLA Medical Center, a member of the executive committee of the board of directors of the Jonsson Comprehensive Cancer Center at UCLA and a member of the board of trustees of the Center for Early Education. Mr. Ressler is also one of the founding members of the board of the Painted Turtle Camp, the Southern California chapter of The Hole in the Wall Gang Camps created to serve children dealing with chronic and life threatening illnesses by creating memorable, old-fashioned camping experiences. Mr. Ressler received his B.S.F.S. from Georgetown University's School of Foreign Service and received his MBA from Columbia University's Graduate School of Business. Mr. Ressler has served as a director of the company since March 11, 1999.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FIVE DIRECTORS NAMED ABOVE.

                   INCUMBENT DIRECTORS--TERMS EXPIRE IN 2001

SOICHIRO FUKUTAKE, 54

    Mr. Fukutake has served as Chairman of the Board of the company since February 1993. Mr. Fukutake joined Benesse Corporation in 1973, and since
May 1986, has served as its President and Representative Director. Benesse Corporation, formerly known as Fukutake Publishing Co., Ltd., is a publicly-held company that is the beneficial owner of 6,985,338 shares of outstanding common stock and 1,664,145 shares of common stock which would be issuable upon conversion of the $55 million convertible debentures held by Benesse Holdings International, Inc, a wholly owned subsidiary of Benesse Corporation. See "Security Ownership of Management and Others." Mr. Fukutake also serves on the board of directors of a number of companies, private foundations and associations in Japan. Mr. Fukutake became a director of the company in February 1993. He is currently a member of the executive committee and the nominating committee.

LAURENCE M. BERG, 33

    Mr. Berg has been associated with Apollo Advisors, L.P. since 1992 and a partner since 1995. Apollo Advisors, L.P., together with its affiliates (including Apollo Management IV, L.P.), acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P. and Apollo Investment Fund IV, L.P. which are private securities investment funds. Prior to 1992, Mr. Berg was a member of the Mergers and Acquisitions Department of Drexel Burnham Lambert Incorporated. Mr. Berg is a director of Continental Graphics Holdings, Inc. and Rent-A-Center, Inc. Mr. Berg received his MBA from the Harvard Business School and received his BS in economics from the University of Pennsylvania's Wharton School of Business. Mr. Berg has served as a director of the company since March 11, 1999.

TAKURO ISODA, 64

    Since July 1999, Mr. Isoda has been the President of Isoda &
Associates, Inc., of Tokyo and President of Rich Capital, Inc, of Osaka. He has been a Senior Advisor for Nippon Investment & Finance Co. Ltd. since July 1998, and was its Chairman from June 1994 and its President from January 1990 to May 1994. Prior to that, Mr. Isoda served in various positions with Daiwa Securities since first joining the company in 1959, including, most recently, Chairman & CEO of Daiwa Securities of America, Inc., New York (January 1985 to January 1990), and Senior Managing director of Daiwa Securities Co., Ltd., Tokyo (December 1988 to January 1990). Mr. Isoda is Vice Chairman and a director of the New Business

Conference, Tokyo, and a director of the Japan Academic Society for Ventures and Entrepreneurs, each of which is a non-profit governmental policy advisory and new venture support group. He also serves as a director of Japan.com Kabushiki Kaisha, Tokyo, VHC Kabushiki Kaisha, Tokyo, Inter Office Co., Ltd., Tokyo, Effetto Holding, Inc., Tokyo, and J-bridge.com. Mr. Isoda is an Advisor to Webster Communications Corporation Plc., Wiltshire, UK, ILC, Inc., Hiroshima, Liquid Audio Japan, Ltd., Tokyo, Harvey Labo, Inc., Tokyo, Imagawa-Misawaya Securities Co., Ltd., Tokyo, Rich Kabushiki Kaisha, Osaka and Big Sons, Ltd., Osaka. He also serves as an Advisor to Americans for Indian Opportunity, New Mexico, a non-profit organization. He is the Statutory Auditor for Just Co., of Omiya-shi, Saitama Prefecture, Japan and Asteric, Inc. of Tokyo. Mr. Isoda has served as a director of the company since June 1998. He is currently a member of the audit committee, the compensation committee, and the disinterested directors committee.

JAMES LEWIS, 42

    Mr. Lewis has served as Executive Vice President and Chief Operating Officer, Berlitz GlobalNET since January 1, 1999, prior to which he was Vice President, Worldwide Translations since September 1, 1997. Previously,
Mr. Lewis served in a number of executive level positions with Globalink, Inc., including President and director (1995 to 1997) and Vice President, Worldwide Sales and Marketing (1995); Vice President, Marketing of MAXM Systems Corporation (1994 to 1995); and Vice President, International Operations, Landmark Systems Corporation (1992 to 1994). During the period of 1983 to 1992, Mr. Lewis held a number of management positions with Ashton-Tate Corporation, and Peter Norton Computing. Mr. Lewis has served as a director of the company since March 2, 1999.

ROBERT MINSKY, 55

    Mr. Minsky has served as Executive Vice President, Corporate Planning and Marketing of the company since August 1, 1997. On March 20, 2000, the company announced that Mr. Minsky will assume the posts of Executive Vice President and Chief Financial Officer of the company upon Mr. James' retirement on June 30, 2000. Prior to August 1997, he served as Executive Vice President and Chief Operating Officer, Translations and Publishing of the company from January 1, 1995 to December 31, 1997, as Executive Vice President, Translations of the company from October 1, 1993 to January 1995, and as Chief Financial Officer of the company from November 1990 to January 1995. From November 1990 to
October 1993, he also served as Vice President. Mr. Minsky has served as a director of the company since April 1991. He is currently a member of the executive committee.

MAKOTO OBARA, 55

    Mr. Obara joined Berlitz International, Inc. as Executive Vice President on January 1, 1999, and was elected Chief Operating Officer, Worldwide Language Services effective March 31, 1999. From March 1998 to January 1999, Mr. Obara served as President and Chief Executive Officer of Benesse Holdings. From
August 1985 to February 1998, Mr. Obara served as Vice President of Citibank/Citicorp, Private Banking (1992 to 1998); Vice President and Senior Banker, Citicorp Venture Capital (1989 to 1991); Vice President and Senior Banker, World Corporation Group of Citibank/Citicorp (1987 to 1989); and Vice President and Executive Director, Citibank/Citicorp Mexico (1985 to 1987). From 1978 to 1985, Mr. Obara held positions of Section Manager and Deputy General Manager with the Mitsubishi Corporation. He currently serves on the board of directors of Technology Educational Network, and Benesse Holdings. Mr. Obara has served as a director of the company since March 2, 1999.

                                 OTHER DIRECTOR

HENRY D. JAMES, 62

    Mr. James has served as Executive Vice President and Chief Financial Officer of the company since November 21, 1995, and as its Vice President and Chief Financial Officer from January 1995 to November 1995. He previously served as Vice President and Controller of the company and its predecessor, Berlitz Languages, Inc., since 1981. Mr. James joined Berlitz Languages in 1977 and served as Controller with that company prior to 1981. Mr. James has served as a director of the company since November 1995. He is currently a member of the executive committee. Mr. James has announced his intention to retire as a director effective June 6, 2000. On March 20, 2000, the company announced the retirement of Mr. James as Executive Vice President and Chief Financial Officer effective June 30, 2000.

1999 BOARD OF DIRECTORS MEETINGS, COMMITTEES AND FEES

    During 1999, the board of directors of the company met four times and took action by unanimous consent once. The board of directors had five standing committees in 1999: executive, audit, disinterested directors, compensation, and nominating committees.

    The executive committee may, with certain exceptions, exercise the powers of the board of directors during the intervals between meetings of the board of directors. The executive committee did not meet during 1999.

    The audit committee recommends the engagement of the independent auditors of the company to the board of directors and reviews with the independent auditors the scope and results of the company's audits. The audit committee reviews the terms of all agreements between the company and its affiliates. The audit committee meets with management and with the company's internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal control, including the nature, extent and results of their audits, and otherwise maintains communications between the company's independent auditors and the board of directors. The audit committee met three times during 1999.

    The disinterested directors committee reviews and monitors all matters affecting the relationship between the company and Benesse Corporation and its affiliates. During 1999, the disinterested directors committee met twice and acted by unanimous consent once.

    The compensation committee reviews performance of corporate officers, establishes overall employee compensation policies and recommends major compensation programs to the board of directors. The compensation committee also reviews and approves salary arrangements and other remuneration for executive officers of the company and is responsible for review of certain employee benefit plans. The compensation committee oversees and approves grants of stock options and other stock-based awards pursuant to the 1989 and 1996 Stock Option Plans and the company's Non-Employee Directors Stock Plan. The committee also administers the 1993 Short-Term Executive Incentive Compensation Plan, the 1996 New Long-Term Executive Incentive Compensation Plan, which, together with the 1996 Stock Option Plan, replaced the 1993 Long-Term Executive Incentive Compensation Plan, and the 1999 Long-Term Executive Incentive Compensation Plan, and approves awards and discretionary bonuses under these plans. No member of the compensation committee is eligible to participate in the stock option plans or the Short-Term Incentive Plan, except for a special one-time grant on December 9, 1997 of 500 options to each director. During 1999, the compensation committee met in person two times and held two telephonic meetings.

    The nominating committee nominates directors and considers possible successors to senior executives. During 1999, the nominating committee met once.

    The company's standard retainer payable to each director who is not an employee of the company or any of its affiliates is $35,000 per year, plus expenses, with an additional $2,000 for each committee meeting attended and $1,000 for each meeting participated in by telephone. No fees are paid for actions taken by unanimous written consent. Directors who are also full-time employees of the company or any of its affiliates receive no compensation in consideration of their duties as directors, but are eligible to participate in the health benefit plan maintained by the company. The outside directors earned an aggregate of approximately $223,200 as cash compensation for their services during 1999.

    The company has entered into indemnification agreements with each director pursuant to which the company agreed to pay any amount a director becomes obligated to pay as a result of any claims made against the director because of any alleged act, omission, neglect or breach of duty which he commits while acting in his capacity as a director and solely because of his being a director, subject to limitations imposed by the New York Business Corporation Law.

ANNOUNCED COMPANY RESTRUCTURING

    On March 20, 2000, the company announced a restructuring. Effective July 1, 2000, the company will have two operating divisions: Berlitz Language Services and Berlitz GlobalNET. Berlitz Language Services will include language instruction, publishing, franchising, cross-cultural training and ELS Language Centers. Berlitz GlobalNET will provide language-related document management, software localization, translation and interpretation services. It is anticipated that Mr. Obara will serve as President and Chief Executive Officer of Berlitz Language Services and that Mr. Lewis will serve as President and Chief Executive Officer of Berlitz GlobalNET.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number and percentage of shares of common stock beneficially owned as of March 28, 2000 by each director, nominee for director, the Named Executive Officers, and all officers and directors as a group. If not mentioned by name, no individual in the categories described above beneficially owned any shares of common stock as of March 28, 2000. No security set forth in the third column of the following table reflects an amount as to which the beneficial owner has joint voting or investment power.

                                                                AMOUNT AND NATURE OF   PERCENT OF
TITLE OF CLASS                     NAME OF BENEFICIAL OWNER     BENEFICIAL OWNERSHIP     CLASS
--------------                  ------------------------------  --------------------   ----------
Common........................  Soichiro Fukutake                         8,934,033(1)     61.58%(8)
Common........................  Hiromasa Yokoi                               49,720(2)         *
Common........................  Manuel Fernandez                             28,545(3)         *
Common........................  Robert Minsky                                24,157(4)         *
Common........................  Henry D. James                               25,492(5)         *
Common........................  James Lewis                                   1,200            *
Common........................  Edward G. Nelson                              1,500(6)         *
Common........................  Robert L. Purdum                              2,000            *
Common........................  Makoto Obara                                  1,500            *
Common........................  Antony Ressler                                   --(7)         *
Common........................  Laurence Berg                                    --(7)         *
Common........................  All officers and directors as             9,168,326        63.25%(8)
                                a group (21 in number)

------------------------

(1) This amount includes: a) 6,985,338 shares of outstanding common stock beneficially owned by Benesse Corporation and Benesse Holdings;
    b) 1,664,145 shares of common stock which would be issuable upon conversion of the $55 million convertible debentures held by Benesse Holdings;
    c) 227,800 shares of common stock held by Mr. Fukutake; d) 6,500 shares of common stock awarded to Mr. Fukutake in 1999 in lieu of his participation in the 1999 LTIP; and e) 50,250 shares of common stock which would be issuable under currently exercisable stock options held by Mr. Fukutake.
    Mr. Fukutake is the President, Representative Director and principal shareholder of Benesse Corporation. Consequently, he could be deemed to be in ultimate control of Benesse Corporation and the beneficial owner of shares that it beneficially owns. See "Security Ownership of Certain Beneficial Owners."

(2) Includes options to purchase 45,720 shares which are currently exercisable.

(3) Includes options to purchase 19,800 shares which are currently exercisable.

(4) Includes options to purchase 19,800 shares which are currently exercisable.

(5) Includes options to purchase 17,820 shares which are currently exercisable.

(6) An additional 1,000 shares of common stock, for which Mr. Nelson has disclaimed ownership, are owned by Mr. Nelson's wife.

(7) Does not include 3,025,718 shares of common stock which would be issuable upon conversion of the $100 million convertible debentures held by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., both of which are affiliates of Apollo Management IV, L.P., a private investment firm, and an affiliate of Apollo Advisors, L.P. Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. are referred to collectively as Apollo. The beneficial ownership of these shares is disclaimed by each of Mr. Ressler and Mr. Berg.

(8) Assumes conversion of all convertible debentures held by Apollo and Benesse Holdings and the exercise of all currently exercisable stock options. In the event that Apollo converted all of its convertible debentures but Benesse Holdings did not convert any of its convertible debentures, Apollo would own approximately 24% of the total common stock then outstanding. Alternatively, in the event that Benesse Holdings converted all of its convertible debentures but Apollo did not convert any of its convertible debentures, Benesse Holdings would own approximately 78% of the total common stock then outstanding.

*   Less than 1%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth the ownership by each person or group known by the company to own beneficially more than 5% of common stock:

                                    NAME AND ADDRESS OF BENEFICIAL
TITLE OF CLASS                                   OWNER                OWNERSHIP   PERCENT OF CLASS
--------------                     ---------------------------------  ---------   ----------------
Common...........................  Benesse Corporation(1)             8,934,033          61.58%(3)
                                   3-17-17 Minamigata
                                   Okayama-shi 700, Japan

Common...........................  Apollo Investment Fund IV, L.P.    3,025,718(2)        20.87%(3)
                                   1999 Avenue of the Stars
                                   Los Angeles, CA 90067

Common...........................  Dimensional Fund Advisors Inc.       503,872           5.29%(4)
                                   1299 Ocean Avenue
                                   Santa Monica, CA 90401

------------------------

(1) Fukutake Publishing Co., Ltd. changed its name to Benesse Corporation on April 1, 1995. As of March 28, 2000, 6,972,138 shares of outstanding common stock are held by Benesse Holdings and 13,200 shares of outstanding common stock are held directly by Benesse Corporation. In addition, 1,664,145 shares of common stock would be issuable upon conversion of the convertible debentures held by Benesse Holdings. Mr. Fukutake holds 227,800 shares of common stock, and another 6,500 shares of common stock were awarded to Mr. Fukutake in 1999 in lieu of his participation in the 1999 LTIP. An additional 50,250 shares of common stock would be issuable upon exercise of currently exercisable stock options held by Mr. Fukutake. Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse Corporation.

(2) Represents 3,025,718 shares of common stock which would be issuable upon conversion of the convertible debentures held by Apollo.

(3) Assumes conversion of all convertible debentures held by Apollo and Benesse Holdings and the exercise of all currently exercisable stock options. In the event that Apollo converted all of its convertible debentures but Benesse Holdings did not convert any of its convertible debentures, Apollo would own approximately 24% of the total common stock then outstanding. Alternatively, in the event that Benesse Holdings converted all of its convertible debentures but Apollo did not convert any of its convertible debentures, Benesse Holdings would own approximately 78% of the total common stock then outstanding.

(4) Does not assume the conversion of all convertible debentures held by Apollo and Benesse Holdings or the exercise of all currently exercisable stock options.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following Summary Compensation Table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and certain executive officers during the fiscal years ended December 31, 1999, 1998 and 1997 for services rendered in all capacities to the company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                                  LONG-TERM
                                                            ANNUAL COMPENSATION                 COMPENSATION
                                                   -------------------------------------   -----------------------
                                                                            OTHER ANNUAL   AWARDS OF                  ALL OTHER
                                                                            COMPENSATION   OPTIONS/       LTIP       COMPENSATION
NAME AND PRINCIPAL POSITION               YEAR     SALARY ($)   BONUS ($)      ($)(2)       SARS(#)    PAYOUTS ($)      ($)(3)
---------------------------             --------   ----------   ---------   ------------   ---------   -----------   ------------
Hiromasa Yokoi........................    1999       534,539          --       65,720           --            --         9,448
  Vice Chairman of the Board,             1998       523,912     186,700       65,724           --       530,000        10,400
  CEO and President                       1997       499,052     202,200       65,730       46,220            --        10,390

Manuel Fernandez......................    1999       262,196          --        1,274           --            --        10,326
  Executive Vice President                1998       259,512      55,500        1,165           --       200,000        10,400
  and Chief Operating Officer,            1997       251,908      65,000       23,671       20,300            --        10,400
  Worldwide Language Services

Robert Minsky.........................    1999       253,305          --        1,032           --            --        10,400
  Executive Vice President,               1998       247,117      52,800          979           --       200,000        10,400
  Corporate Planning and Marketing        1997       240,000      35,000          926       20,300            --        10,400

Henry D. James........................    1999       249,769          --          972           --            --        10,400
  Executive Vice President                1998       234,809      69,800          894           --       186,000        10,400
  and Chief Financial Officer             1997       218,335      75,300          826       20,300            --        10,334

James Lewis (1).......................    1999       249,685          --          306           --            --        10,400
  Executive Vice President                1998       229,449      82,600        9,677       10,000            --         4,281
  and Chief Operating Officer,            1997        72,692      33,800      124,911        5,120            --            --
  Berlitz GlobalNET

Makoto Obara..........................    1999       275,693          --       50,359       20,000            --            --
  Executive Vice President
  and Chief Operating Officer,
  Worldwide Language Services

------------------------------

(1) Mr. Lewis' employment with the company commenced on September 2, 1997.

(2) Other Annual Compensation for Mr. Yokoi primarily represents monthly housing allowances. For Mr. Obara, this column represents monthly housing and commuting costs. For Mr. Fernandez, this column includes relocation expense reimbursements of $22,600 in 1997. For Mr. Lewis, this column represents relocation expense reimbursements.

(3) The amounts reported in this column for 1999 include a contribution of up to $4,800 made by the company for the account of each Named Executive Officer pursuant to the thrift portion of the Berlitz Retirement Savings Plan. The amounts reported also include a contribution of up to $5,600 made by the company for the account of each Named Executive Officer pursuant to the retirement portion of the Retirement Savings Plan.

    PENSION PLAN TABLE

    The company's Supplemental Executive Retirement Plan, effective January 1, 1996, is a defined benefit plan which provides retirement income/disability retirement benefits, retiree medical benefits and death benefits to the Chairman of the Board(1), certain designated executives and their designated beneficiaries. The following table shows the estimated annual retirement income/disability retirement benefits (assuming payments made on the normal life annuity) payable upon retirement at age 60 to a participant in specified compensation and years of service classifications.

                                           YEARS OF SERVICE
                        ------------------------------------------------------
                        INITIAL PARTICIPANT        ALL OTHER PARTICIPANTS
                        -------------------   --------------------------------
    COMPENSATION             5 OR MORE           5          10      15 OR MORE
    ------------        -------------------   --------   --------   ----------
100,00$0.......                30,000          10,000     20,000       30,000
150,000.......                 45,000          15,000     30,000       45,000
200,000.......                 60,000          20,000     40,000       60,000
250,000.......                 75,000          25,000     50,000       75,000
300,000.......                 90,000          30,000     60,000       90,000
400,000.......                120,000          40,000     80,000      120,000
550,000.......                165,000          55,000    110,000      165,000
750,000.......                225,000          75,000    150,000      225,000

    Under the SERP, monthly benefits are available to any participant who retires at age 60 or above, with at least 5 years of service with the company. The participants designated as of January 1, 1996 are referred to as the Initial Participants. The retirement income/disability retirement benefits are based on a percentage of an average monthly salary (calculated on the base salary over the last 36 months of employment(2) and 1/36th of the last three short-term bonuses paid) and will be paid to the retired participant for life, with 50% of the benefit paid to the participant's surviving spouse for life upon the retired participant's death. The percentage of average monthly salary for the Initial Participants is 30%, and that percentage for all other participants will be 2% (or such other percentage as the board of directors may determine) multiplied by years of service, not to exceed 30%. On December 7, 1999, however, the compensation committee and the board of directors approved an increase in the SERP percentage from 30% to 40% of average final pay for four employees, Robert
C. Hendon, Jr., Hiromasa Yokoi, Henry D. James and David Horn, in anticipation of their pending retirement. Mr. Hendon retired on December 31, 1999, and Mr. Yokoi, Mr. James and Mr. Horn are expected to retire on June 30, 2000. The company will also provide each retired participant and their surviving spouse with medical coverage for both of their lives. If a participant with at least
5 years of service dies before retirement, the participant's designated beneficiary will receive, in lieu of the above-mentioned benefits, a one-time payment equal to the participant's base salary projected to age 65 at a 4% annual increase.

    Awards under the SERP are not subject to deduction for Social Security or other offset amounts, except to the extent of any disability benefits payable under the company's long-term disability insurance policy. The company intends to fund the SERP through a combination of funds generated from operations and life insurance policies on the participants.

    In 1998, the company established an irrevocable grantor trust and contributed life insurance policies and annuity contracts on the SERP participants to the trust. Subject to the claims of the company's general creditors in the event of the company's insolvency, the trust's principal and income shall be held by the

------------------------

(1) The Chairman relinquished all benefits under the SERP in exchange for the grant of 50,000 options on June 30, 1997 under the company's 1996 Stock Option Plan.

(2) In the case of the Chairman, who does not receive a salary from the company, the SERP benefits were based on an imputed salary determined by the company's board of directors.

trust until paid to the SERP participants in such manner and at such times as specified in the SERP. It is the intention of the company that the trust constitutes an unfunded arrangement and does not affect the status of the SERP as an unfunded plan. Included within "Other assets" on the company's Consolidated Balance Sheet at December 31, 1999 is $3.5 million held by the trust.

    The Named Executive Officers, all of whom are Initial Participants except for Mr. Lewis and Mr. Obara, will each have at least 5 years of service at age
60. The compensation covered under the SERP for each of the Named Executive Officers is shown under the "Salary" and "Bonus" columns of the Summary Compensation Table.

OPTION/SAR GRANTS IN FISCAL YEAR 1999

    The following awards were made pursuant to the 1996 Stock Option Plan. See the "Compensation Committee Report" for a further description.

                                               NUMBER OF          % OF TOTAL                              GRANT DATE
                                               SECURITIES       OPTIONS GRANTED   EXERCISE                 PRESENT
                                 GRANT     UNDERLYING OPTIONS   TO EMPLOYEES IN    PRICE     EXPIRATION     VALUE
NAME                              DATE        GRANTED (#)         FISCAL YEAR      ($/SH)       DATE        ($)(1)
----                            --------   ------------------   ---------------   --------   ----------   ----------
Makoto Obara..................  1/11/99          20,000             100.00%       $28.3125     1/10/06     $162,200

------------------------

(1) The fair value of each option grant during 1999, as set forth in the following table, is estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions:

                 WEIGHTED AVERAGE ASSUMPTIONS USED TO
                         ESTIMATE FAIR VALUE:
                 ------------------------------------
Dividend yield..............................................    0.00%
Expected volatility.........................................   20.00%
Risk free interest rate.....................................    4.76%
Expected lives in years.....................................    5.00
Fair value of each option granted...........................   $8.11

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
  ARRANGEMENTS

    The company has a severance agreement with Robert Minsky which provides that if Mr. Minsky is terminated other than for cause, he is to be paid one year's severance at his then current annual base salary plus a prorated amount of the award under the company's Short-Term Incentive Plan to which he would have been entitled for that year and the continuation of certain other benefits.

    The company also has a severance agreement with James Lewis which provides that if Mr. Lewis is terminated other than for cause, he is to be paid
15 months of severance at his then current annual base salary plus a prorated amount of the award under the company's Short-Term Incentive Plan to which he would have been entitled for such year. He also would receive a one-time relocation payment equal to that which he received when joining the company.

    Due to his long service with the company (36 years), Berlitz has agreed to pay Mr. Fernandez a special monthly retirement benefit, commencing on his retirement, equal to 10% of his average monthly salary and short-term incentive payments during the 36 months preceding his retirement. This special payment is in addition to the SERP payments payable to Mr. Fernandez and will continue until Mr. Fernandez' death, after which one half of the special retirement benefit will be paid to Mr. Fernandez' wife until her death. In addition, the company has agreed to pay Mr. Fernandez consulting fees totaling $180,000 for consulting or advisory services as requested by the company to be rendered by Mr. Fernandez through December 31, 2000. The company has also agreed to pay
Mr. Fernandez reasonable moving expenses to relocate to his retirement home in Florida.

    The company is a party to indemnification agreements with each director and executive officer pursuant to which the company agrees to pay, subject to limitations imposed by the New York Business Corporation Law, any amount such director or executive officer becomes obligated to pay as a result of any claims made against such director or executive officer because of any alleged act or omission or neglect or breach of duty which he commits while acting in his capacity as a director or executive officer, as the case may be.

               COMPENSATION COMMITTEE REPORT FOR FISCAL YEAR 1999

    The compensation committee of the board of directors reviews and determines the compensation of the company's executive officers. It also reviews and approves any employment, severance or similar agreements for executive officers. The committee determines the amount, if any, of the company's contributions pursuant to the Retirement Savings Plan, and oversees and approves grants of stock options and other stock-based awards pursuant to the Stock Option Plans and the Directors' Stock Plan. The committee also administers the Short-Term Incentive Plan, the 1996 LTIP, and the 1999 LTIP and approves awards and discretionary bonuses under each of such plans.

    The company seeks to compensate executive officers at levels competitive with other companies with similar annual revenues and to provide incentives for superior individual and corporate performance. Salaries are set to correspond to the mid-range of salaries paid by competitive companies. In setting compensation, the company compares itself with companies with similar annual revenues rather than with industry peers because the company is the only publicly-held language instruction company.

    The key components of executive officer compensation are base salary, cash bonuses, and awards pursuant to incentive-based plans. The committee attempts to combine these components in such a way to attract, motivate and retain key executives critical to the long-term success of the company. A discussion of the various components of executive compensation for the fiscal year 1999 follows.

BASE SALARY

    Each executive officer receives a base salary, with the potential for annual salary increases based largely on merit from prior annual performance.

    The proposed annual compensation of company employees for the 1999 and 2000 calendar years was discussed at compensation committee meetings held in 1998 and 1999. Base salary recommendations were made by management of the company for the committee to approve. After review and consideration by the committee of management's recommendations, the committee approved base salary adjustments for executive officers considering individual and company performance. Such adjustments averaged 1.0% and 3.4% for 2000 and 1999, respectively. The criteria used to evaluate company performance were sales and earnings figures, and return on equity. The committee believes that all such criteria were accorded equal weight.

BONUSES

    In 1993, the committee approved the Short-Term Incentive Plan, commencing with the 1993 calendar year, pursuant to which each executive officer is eligible for an annual bonus based upon the officer's present employment position, individual performance, and, through 1994, the total company's performance compared to earnings goals. In 1995, the committee amended the Short-Term Incentive Plan so that division Vice Presidents would receive 1995 and subsequent years' awards based on 60% of divisional performance and 40% of total company performance. The committee believes that individual performance and company performance are given approximately equal weight. The Short-Term Incentive Plan also permits the committee to award discretionary cash awards to employees, who may or may not be participants under the Short-Term Incentive Plan, subject to those terms and conditions as the committee shall determine in its sole discretion.

    At its March 2000 meeting, the committee approved, after discussion, a discretionary special 1999 bonus for certain executive officers based upon exceptional individual performance. In 1999, $100,000 was accrued for the special bonus.

STOCK OPTIONS AND RESTRICTED STOCK

    The 1989 Stock Option Plan provides for the award of stock options, restricted stock and other stock-based awards to senior management of the company. Grants under this plan are intended to provide executives with the promise of longer-term rewards which appreciate in value with favorable future performance of the company. In determining grants of stock options and restricted stock, the compensation committee reviews individual performance and company performance. The criteria used to evaluate company performance include sales and earnings figures, and return on equity. The committee believes that all such criteria are accorded equal weight. The committee did not approve, and the company did not make, any grants of stock options, restricted stock, or any other stock-based award under the 1989 Stock Option Plan in 1999, and there are no outstanding option grants under this plan.

    In September 1996, the company adopted the 1996 Stock Option Plan, which, together with the 1996 LTIP, replaced the company's then existing 1993 LTIP. The 1996 Stock Option Plan, as amended, authorizes the issuance of a maximum of 503,225 options to directors and key executive employees of the company. The company granted 327,200 of these options on June 30, 1997 at an exercise price of $24.9375, 46,190 options on December 9, 1997 at an exercise price of $26.5625, 25,740 options on December 4, 1998 at an exercise price of $30.00, and 20,000 options on January 11, 1999 at an exercise price of $28.3125. The exercise prices were based on the closing market price of the company's common stock on the New York Stock Exchange on the date of grant.

LONG-TERM EXECUTIVE INCENTIVE COMPENSATION PLANS

    In September 1996, the committee adopted the 1996 LTIP, which together with the 1996 Stock Option Plan, replaced the 1993 LTIP. The 1996 LTIP provided for potential cash awards in 1999 to key executive employees and the Chairman of the Board if sales and earnings goals were met for the year ended December 31, 1998. The price of the common stock did not impact potential awards, which could not exceed $5.0 million in the aggregate. While the 1996 LTIP's minimum threshold for potential awards was lower than under the 1993 LTIP, the 1993 LTIP did not contain a limitation on maximum awards. At its March 1999 meeting, the committee approved, after discussion, the issuance of $2.9 million in awards under the 1996 LTIP.

    In 1999, the company's shareholders approved the adoption of the 1999 LTIP which provides for potential cash awards to be paid to senior management in 2002 if revenue, earnings and cash flow targets are achieved for the three year period from 1999 to 2001. The 1999 LTIP is an unfunded plan, and the company is not required to establish any fund or segregate any assets for payments under it.

    The 1999 LTIP is administered by the compensation committee. The committee may amend or alter the 1999 LTIP, but no amendment or alteration shall be made that would (i) impair the rights of any participant without the participant's consent, or (ii) cause compensation payable under the 1999 LTIP to fail to satisfy the requirements of Section 162(m) of the Internal Revenue Code. In the event of a change in control, the compensation committee may provide for each of the participants to receive a payout immediately prior to the change of control.

    Soichiro Fukutake, Chairman of the Board, will not participate in the 1999 LTIP. However, in lieu of his participation, Mr. Fukutake will be granted awards of shares of common stock in each of 1999, 2000 and 2001. Mr. Fukutake's common stock awards are based on an imputed annual salary of $145,000 (determined by the company's board of directors) divided by the average closing price of the common stock for the 10 trading days commencing on March 31 in each of 1999, 2000 and 2001, rounded to the nearest 100 shares. Mr. Fukutake's common stock award for 1999 will be 6,500 shares.

OTHER COMPENSATION

    The executive officers also are eligible to participate in the pension plan. The pension plan provides for the company to make regular contributions based on salaries of eligible employees. During 1999, the company contributed 3.5% of eligible employees' respective base salary to the pension plan, and provided matching contributions under the 401(k) Plan to all domestic employees up to a maximum of 3% of the employee's salary.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Hiromasa Yokoi's base salary for 1999 was approximately $534,500. The compensation committee approved and ratified the compensation paid to Mr. Yokoi for fiscal year 1999 based on Mr. Yokoi's business experience and familiarity with the company, and his responsibilities to guide, among other things, the company's daily affairs and the company's long-term strategic plan in a global marketplace. The company's 1999 performance was taken into consideration in determining Mr. Yokoi's 1999 compensation package. The committee believes that Mr. Yokoi's 1999 compensation package was in line with compensation packages of chief executive officers of other companies with similar annual revenues.

TAX LEGISLATION

    The committee has reviewed regulations issued by the U.S. Internal Revenue Service which limit deductions for certain compensation in excess of $1 million annually paid to executive officers of public companies. In early 1999, the committee determined that Mr. Yokoi's total scheduled compensation in 1999 may exceed $1 million. As a result, the committee authorized the preparation, execution and delivery of the Nonqualified Individual Deferred Compensation Agreement between Mr. Yokoi and the company.

COMPENSATION COMMITTEE MEMBERSHIP

    During 1999, the compensation committee consisted of Edward G. Nelson, Robert L. Purdum and Takuro Isoda. All of the views expressed by the compensation committee in 1999 may not have been the views of each member of the compensation committee individually. However, all decisions affecting compensation were approved by all of the members of the compensation committee.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1999, the compensation committee consisted of Edward G. Nelson, Robert L. Purdum and Takuro Isoda. None of these committee members were officers of the company or any of its subsidiaries during 1999 or any previous year.

    Soichiro Fukutake serves as the Chairman of the Board. In addition to his role in presiding over board meetings, Mr. Fukutake is actively involved in creating and monitoring strategies for the company's global growth. In consideration of the significant time and effort spent by Mr. Fukutake in monitoring long-term strategies for the company, apart from his duties as Chairman, the compensation committee (with Mr. Fukutake absent), upon recommendation of management and after discussion, approved the following at various meetings held in 1993, 1995, 1996, 1997 and 1999: i) the inclusion in 1993 of Mr. Fukutake as a participant in the 1993 LTIP; ii) the inclusion in 1995 of Mr. Fukutake as a participant in the SERP and the granting in 1995 of additional performance units to Mr. Fukutake under the 1993 LTIP; iii) the inclusion in 1996 of Mr. Fukutake in the 1996 Stock Option Plan; iv) the issuance in 1997 of an additional 50,000 options under the 1996 Stock Option Plan to Mr. Fukutake in exchange for his complete relinquishment of benefits under the SERP; and v) the grant of shares of common stock to Mr. Fukutake in lieu of his participation in the 1999 LTIP.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    James Kahl currently serves as the Benesse Corporation nominee on the board of directors of the company in connection with the acquisition by Benesse Corporation in January 1991 of a 20% interest in Berlitz Japan, Inc., a subsidiary of the company.

    On December 9, 1992, the company and Benesse Corporation entered into a merger agreement pursuant to which Benesse Corporation agreed to acquire, through a merger of the company with an indirect wholly owned U.S. subsidiary of Benesse Corporation, approximately 6.7 million shares of the common stock. Additionally, on May 12, 1997, the company sold 250,000 shares of its common stock at $24.44 per share, the average market price for the ten days ended on April 29, 1997, to Benesse Holdings in a private placement exempt from registration under the Securities Act of 1933. Furthermore, on September 17, 1999, pursuant to a Stock Purchase Agreement dated September 7, 1999 between
Mr. Fukutake and MCC Proceeds, Inc., as Trustee of the Maxwell Macmillan Realization Liquidating Trust, Mr. Fukutake acquired 227,800 shares of common stock. As a result of these transactions, Benesse Corporation currently beneficially owns 8,934,033 shares, which represents approximately 61.58%, of the 9,529,788 shares of common stock outstanding at April 17, 2000. Public shareholders of the company held the remaining outstanding common stock.

    Soichiro Fukutake is the President, Representative Director and principal shareholder of Benesse Corporation. On June 30, 1997, the company granted 100,250 stock options to Mr. Fukutake at an exercise price of $24.9375, equal to the closing price of the company's common stock on the New York Stock Exchange on the date of grant. 50,000 of these options, which expired on December 31, 1999, had been granted in exchange for the complete relinquishment by Mr. Fukutake of all benefits under the company's SERP.

    In September 1994, the company borrowed $20.0 million from a U.S. subsidiary of Benesse Corporation, as evidenced by a subordinated promissory note bearing interest at a rate of 6.93% per year. Berlitz-Japan also borrowed Y1.0 billion (approximately $10.1 million) from Benesse Corporation as evidenced by an interest-free subordinated promissory note. In March 1996, the company received the proceeds of an additional $6.0 million subordinated promissory note payable to a U.S. subsidiary of Benesse Corporation, bearing interest at a rate of the six month LIBOR plus 1% per year, reset semi-annually. Payment obligations under the $20.0 million note were guaranteed by the company and its significant U.S. subsidiaries, subject to senior guarantees of the 1997 credit agreement. The company and its significant U.S. subsidiaries also executed a guarantee of payment obligations under the Y1.0 billion note, effective as of the day following the date upon which all payment obligations under the 1997 credit agreement are satisfied. These notes provided for maturity on the earlier of June 30, 2003 or twelve months from the date that all payment obligations under the company's 1997 credit agreement had been satisfied. To the extent that interest payments on these notes were not permitted while any amounts remained outstanding under the 1997 credit agreement, such accrued interest rolled over semiannually into the note principal. All of these notes were repaid in full on March 11, 1999 with the proceeds from the issuance of the convertible debentures.

    On March 11, 1999, the company issued $155.0 million aggregate principal amount convertible debentures with a 12-year maturity in a private placement. These convertible debentures were issued as follows: a) $100.0 million aggregate principal amount to Apollo; and b) $55.0 million aggregate principal amount to Benesse Holdings.

    In a separate transaction, on March 11, 1999, Benesse Holdings loaned
$50.0 million to the company, evidenced by a 12-year fixed rate subordinated promissory note. The company used the proceeds from the sale of the convertible debentures, as well as proceeds from this note, to repay in full all outstanding indebtedness pursuant to the company's existing 1997 credit agreement and the three outstanding notes, and for general corporate purposes. Assuming conversion of all of the convertible debentures issued in the transaction, Apollo will own approximately 20% of the outstanding common stock of the company and Benesse Holdings will own approximately 60% of the outstanding common stock of the company.

    The convertible debentures bear interest at 5% per year, payable semi-annually. Principal amounts outstanding under the convertible debentures are not due until March 2011, and the company is not required to establish a bond sinking fund for repayment of this principal.

    The convertible debentures are convertible at any time into shares of the company's common stock at a conversion price of $33.05 per share, subject to anti-dilution related adjustments to offset the effects of stock dividends and other changes in equity. The company will reserve out of its authorized but unissued common stock the full number of shares then issuable upon conversion of all outstanding convertible debentures.

    The convertible debentures provide for optional redemption by the company, in whole but not in part, anytime after 3 years and 2 months. If the average closing price of the company's common stock for the 30 trading days following the third anniversary of the Issue Date exceeds $39.66 per share, the company may redeem at par. Otherwise, if the convertible debentures are redeemed, the company shall pay a redemption premium, expressed as a percentage of outstanding principal, as follows: a) 4% for redemptions occurring in the fourth year after issue; b) 2% for redemptions occurring in the fifth year after issue; and c) 0% for redemptions occurring after the fifth year. All such redemptions are subject to the holders' right to convert into common stock.

    The convertible debentures also allow Apollo and Benesse Holdings to elect to exchange their convertible debentures, in whole, into non-convertible, 7-year fixed rate debt. This election may only be made if the average closing price of the common stock during the 30 trading days immediately preceding the third anniversary of the Issue Date does not exceed $33.05. Furthermore, Benesse Holdings may only effect an exchange if Apollo does so. Upon the determination by an independent financial institution of the fixed interest rate, Apollo and Benesse Holdings shall irrevocably decide whether to proceed with their exchanges. If only Apollo proceeds with such an exchange, the company, no later than 150 days from the third anniversary of the Issue Date, must either
a) redeem all of Apollo's convertible debentures at par, or b) deliver evidence of the fixed rate debt to Apollo. If both Apollo and Benesse Holdings proceed with their exchanges, the company, within the same 150 day period, shall either
a) redeem the convertible debentures held by Apollo and Benesse Holdings, or
b) deliver the fixed rate debt to both Apollo and Benesse Holdings.

    Principal amounts outstanding under the fixed rate debt would not be payable until maturity, while interest payments would be made semi-annually. The fixed rate debt interest rate is subject to a cap of a) the applicable U.S. treasury rate + 5% (not to exceed 13%) if only Apollo receives fixed rate debt, or
b) the applicable U.S. treasury rate + 7% (not to exceed 14%) if both Apollo and Benesse Holdings receives fixed rate debt. The fixed rate debt may be redeemed by the company after the third anniversary of their issue upon payment of principal amounts of the fixed rate debt and the following redemption premiums, expressed as a percentage of the outstanding principal amount: a) one half of the per annum interest rate for redemptions occurring in the fourth year after issue; b) one quarter of the per annum interest rate for redemptions occurring in the fifth year after issue; and c) no premium for redemptions occurring after the fifth year.

    Prior to the third anniversary of the Issue Date, if Benesse Corporation sells 80% or more of the shares of common stock owned directly or indirectly by it on the Issue Date, the company shall be required to make an offer to repurchase for cash: i) convertible debentures held by Apollo at a value equal to 110% of the principal amount then outstanding; and ii) convertible debentures held by Benesse Holdings at a value equal to 101% of the principal amount then outstanding. In addition, if at any time on or after the Issue Date a change of control occurs but Benesse Corporation sells less than 80% of its shares, or if Benesse Corporation sells 80% of its shares on or after the third anniversary of the Issue Date, the company shall be required to make an offer to repurchase for cash the convertible debentures (but not the fixed rate debt) at a value equal to 101% of the principal amount of the convertible debentures.

    The convertible debentures are subject to standard affirmative covenants, including financial and other informational reporting, compliance with laws, maintenance of insurance, maintenance of properties, payment of taxes, and preservation of corporate existence. Negative covenants that the convertible debentures are subject to include: prohibitions on certain mergers, consolidations and asset transfers; forbearance from restrictions on rights of holders to convert or exchange the convertible debentures; and, in the case of convertible debentures held by Apollo, forbearance from amending certain understandings between the company, Berlitz Japan, Inc. and Benesse Corporation.

    The agreements entered into in connection with the issuance of the convertible debentures include a number of other provisions, including: a) the granting of registration rights to the holders of the convertible debentures;
b) the granting of seats on the company's board of directors to Apollo; c) the granting of approval rights to Apollo, at the company's board level, over certain transactions; and d) certain restrictions on the transferability of the convertible debentures held by Apollo.

    The note entered into on March 11, 1999 with Benesse Holdings bears interest for the first five years at 5.2% per year, and, after the fifth year, at a renegotiated fixed rate approximating LIBOR plus a margin based on the company's then existing leverage. Interest is payable semiannually in cash while principal repayment is deferred until maturity. This note includes standard covenants similar to those included in the convertible debentures. In the event of a change in control, the note provides for redemption by the company, at the option of Benesse Holdings, at a price equal to 101% of the note's principal amount.

    The company and Benesse Corporation maintain a joint Directors and Officers insurance policy covering acts by directors and officers of both Benesse Corporation and the company. Consequently, the premium on the D&O policy is allocated 60% to Benesse Corporation and 40% to the company, except that in 1997, the premium for entity coverage, which benefited the company only, was allocated 100% to the company, resulting in a total D&O allocation of 57% to Benesse Corporation and 43% to the company for 1997. Since May 1995, the company has also maintained a stand-alone Employment Practices Liability insurance policy covering the company, its officers and directors (including the Benesse Corporation directors who are also directors of the company). The premium on this EPL policy is allocated 30% to Benesse Corporation and 70% to the company.

    The company and Benesse Corporation participated in certain other joint business arrangements during 1999, in the ordinary course of business, including the following:

    - Pursuant to extended industrial block contracts, Berlitz-Japan provided lessons to Benesse Corporation at its standard rate for prepaid industrial lessons which was approximately 20% below the rate charged for individual instruction. Revenues under these contracts aggregated 27.3 million Yen (approximately $240,500 at an average 1999 exchange rate of Y113.34).

    - The company's subsidiary, Berlitz Franchising Corporation, is party to a standard franchise agreement dated July 30, 1997 with the Okayama Language Center, Inc., a corporation formed by Benesse Corporation and the Okayama Institute of Languages, the latter being controlled by Mr. Fukutake's sister-in-law.

    - Berlitz-Japan entered into an advisory agreement, dated April 1, 1998, with Shinken Ad Co. Ltd. (owned 25% by Benesse Corporation) under which Shinken Ad Co. Ltd. provides advisory services to Berlitz-Japan for an annual fee of 10 million Yen (approximately $88,000 at an average 1999 exchange rate of Y113.34).

    - Pursuant to a services agreement, Benesse Corporation periodically offered its customers language and homestay programs arranged and operated by the company's specialty instruction program, Berlitz Study
      Abroad-Registered Trademark-. Benesse Corporation also periodically offered its customers language study and homestay programs arranged and operated by Berlitz on Campus-Registered Trademark-, another of the company's specialty instruction programs. The company and Benesse Corporation also participated in certain other joint business arrangements in the ordinary course of business, none of which had a material effect on the financial statements.

    Management believes that the company has entered into all such agreements on terms no less favorable than it would have received in an arm's-length transaction with independent third parties. Each of the transactions with Benesse Corporation entered into after the merger was approved by the disinterested directors committee.

                               PERFORMANCE GRAPHS

    The following graphs set forth the company's total shareholder return as compared to the S&P 400 Industrial Index and a peer group index (described below) over a five-year period, beginning on December 31, 1994, and ending on December 31, 1999. The total shareholder return assumes $100 invested at the beginning of the period in the company's common stock, the S&P 400 Industrial Index and the peer group index. It also assumes reinvestment of all dividends.

    As the company is the only publicly-held language instruction company, there are no directly comparable companies. Therefore, the company has created a peer group index of selected publicly-held companies in the educational services and educational publishing industries. The companies included in this peer group are: ITT Educational Services, Inc. (a leading proprietary provider of technical post secondary degree programs in the U.S.); Education Management Corporation (among the largest providers of proprietary post-secondary education in the U.S. offering degree and non-degree programs in the areas of design, media arts, culinary arts, fashion and paralegal studies); and three educational publishing companies: Houghton Mifflin, John Wiley & Sons and McGraw-Hill, Inc. While none of these companies are directly comparable to the company, the company believes they come under the same broad rubric of education-related activities as the company. ITT Educational Services, Inc. and Education Management Corporation replace Flightsafety International and National Education Corporation, two companies which were formerly included in the company's peer group, but which were no longer publicly traded beginning in 1997.

    ITT Educational Services, Inc. has been publicly traded since
December 1994, and Education Management Corporation has been publicly traded since October 1996. For purposes of creating the peer group index, these two companies have been given a market capitalization weighting of zero for those periods prior to their initial public trading dates.

                           COMPARISON OF STOCK PRICES
           BERLITZ INTERNATIONAL, INC., THE S&P 400 INDUSTRIAL INDEX
                              AND PEER GROUP INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

INDEXED SHARE PRICES
                      Berlitz  S&P 400 Index  Peer Group Index
1994                      100            100               100
1995                      127            132               154
1996                      160            159               231
1997                      208            205               294
1998                      223            270               445
1999                      132            336               302

                                                                1994       1995       1996       1997       1998       1999
                                                              --------   --------   --------   --------   --------   --------
Berlitz.....................................................    $100       $127       $160       $208       $223       $132
S&P 400 Index...............................................    $100       $132       $159       $205       $270       $336
Peer Group Index............................................    $100       $154       $231       $294       $445       $302

            RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

    On March 7, 2000, upon recommendation of the audit committee, the board of directors selected Deloitte & Touche LLP to serve as independent public accountants of the company for the fiscal year ending December 31, 2000. The board of directors proposes and recommends that the shareholders ratify the selection of the firm of Deloitte & Touche LLP to serve as independent public accountants of the company for the fiscal year ending December 31, 2000. Deloitte & Touche LLP has served as the company's independent public accountants since 1993.

    Unless otherwise directed by the shareholders, proxies will be voted in favor of the ratification of the selection of Deloitte & Touche LLP to serve as independent public accountants of the company for the fiscal year ending December 31, 2000. A representative of Deloitte & Touche LLP will attend the meetings, and will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                 VOTE REQUIRED

    Under the New York Business Corporation Law and the company's bylaws, the affirmative vote of a plurality of the votes cast at the meeting will be required to elect the nominees for directors. The affirmative vote of a majority of the votes cast at the meeting will be required to ratify Deloitte & Touche LLP as independent public accountants of the company and to transact any other business that may be presented at the meeting.

    Abstentions and "non-votes" will be counted as present for all purposes in determining the existence of a quorum. (A "non-vote" occurs when a nominee (typically, a broker-dealer) holding shares for a beneficial owner attends a meeting with respect to such shares (in person or by proxy) but does not vote on one or more proposals because the nominee does not have discretionary voting power with respect thereto and has not received instructions from the beneficial owner.) The holders of record of one-third of the company's outstanding shares entitled to vote at the meeting, present in person or represented by proxy at the meeting, will constitute a quorum for the transaction of business at the meeting.

    The vote occurring at the annual meeting will be overseen by an inspector. The inspector's duties include determining the number of shares represented at the annual meeting, counting all votes and ballots and certifying the determination of the number of shares represented and the outcome of the balloting. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the annual meeting will be counted for purposes of determining the minimum number of affirmative votes required for the election of directors and for the ratification of appointment of auditors.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    To the best of the company's knowledge, there are no events of delinquent filing requiring disclosure under Item 405 of Regulation S-K, except that Benesse Holdings did not timely file a Form 4 with respect to its acquisition of 250,000 shares in April 1997. Benesse Holdings has since filed a Form 4 with respect to the acquisition of those shares.

       SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS

    Appropriate proposals from shareholders intending to be present at the 2001 annual meeting of shareholders must be received by the company for inclusion in the company's proxy statement and form of proxy relating to that annual meeting on or before December 31, 2000. The board of directors will consider whether any proposal should be submitted to a shareholder vote in light of applicable rules and interpretations promulgated by the U.S. Securities and Exchange Commission, but a shareholder's timely submission of a proposal will not automatically confer a right to have that proposal presented for a vote at the company's 2001 annual meeting.

                                 MISCELLANEOUS

    The company will bear all of the costs of the solicitation of proxies for use at the meeting. In addition to the use of the mails, proxies may be solicited by a personal interview, telephone and telegram by directors, officers and employees of the company, who will undertake such activities without additional compensation. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the shares of common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses incurred in connection with forwarding such materials.

    Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly, no matter how large or how small your holdings may be.

    As of the date of this proxy statement, management has no knowledge of any business, other than that described herein, which will be presented for consideration at the meeting. In the event any other business is properly presented at the annual meeting, it is intended that the persons named in the enclosed proxy will have authority to vote such proxy in accordance with their judgment on such business.

    The information required under Item 401 of Regulation S-K with respect to executive officers of the company is incorporated in this proxy statement by reference to the section entitled "Executive Officers and Directors of the Registrant" set forth in part I of the company's annual report on Form 10-K, for the year ended December 31, 1999. The financial statements and schedules included in the Form 10-K under Item 8 are incorporated in this proxy statement by reference.

    THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO BUT NOT INCLUDING EXHIBITS, WILL BE MAILED UPON ORAL OR WRITTEN REQUEST, WITHOUT CHARGE, TO ANY SHAREHOLDER OF THE COMPANY. ALL REQUESTS SHOULD BE DIRECTED TO PAUL H. WEINSTEIN, SECRETARY, BERLITZ INTERNATIONAL, INC., 400 ALEXANDER PARK, PRINCETON, NEW JERSEY, 08540, (609) 514-9650.

                           BERLITZ INTERNATIONAL, INC.

        THIS PROXY IS SOLICITED ON BEHALF OF BERLITZ INTERNATIONAL, INC.
           IN CONNECTION WITH ITS 2000 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 6, 2000

         The undersigned shareholder of Berlitz International, Inc. (the "Company") hereby appoints Paul H. Weinstein and Robert Minsky or either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned may be entitled to vote at the 2000 annual meeting of shareholders of the Company to be held on June 6, 2000, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the following purposes:

      PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED

                         (CONTINUED ON THE REVERSE SIDE)

                              FOLD AND DETACH HERE








                           BERLITZ INTERNATIONAL, INC.



                                 ANNUAL MEETING
                                       OF
                                  SHAREHOLDERS

                              TUESDAY--JUNE 6, 2000
                                   10:00 A.M.
                           BERLITZ INTERNATIONAL, INC.
                                RIHGA ROYAL HOTEL
                              151 WEST 54TH STREET
                            NEW YORK, NEW YORK 10019

1. ELECTION OF NOMINEES - To elect each of Hiromasa Yokol, James R. Kahl, Edward G. Nelson, Robert L. Purdum and Antony P. Ressler as a director of the Company to serve until the Company's 2002 annual meeting of shareholders, in each case until their successors are elected and qualified or their earlier death, resignation or removal.


     FOR all                             WITHHOLD      (INSTRUCTION: To withhold authority to vote for any individual
     nominees                           AUTHORITY      nominee, write that nominee's name in the space provided below.)


       / /                                 / /

2. RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS-To ratify the selection of the firm of Deloitte & Touche LLP to serve as independent accountants of the Company for 2000.

3. OTHER-in their discretion upon such other matters, including withholding a quorum if necessary, as may properly come before the Meeting.

       FOR              AGAINST          ABSTAIN

       / /                / /              / /

                                                                                       This Proxy will be voted as directed or, if
                                                                                       no direction is given, will be FOR the
                                                                                       election of the nominees and the approval of
                                                                                       the property described above.


                                                                                       Dated:                                , 2000
                                                                                              -------------------------------------

                                                                                       --------------------------------------------
                                                                                                      (Signature)

                                                                                       --------------------------------------------
                                                                                                      (Signature)

                                                                                       --------------------------------------------
                                                                                                  (Title or Capacity)


                                                                                      (Please sign your name or names exactly as it
                                                                                      appears on your stock certificate(s). When
                                                                                      signing as attorney, executor, administrator,
                                                                                      trustee, guardian or corporate executor,
                                                                                      please give your full title as such. For
                                                                                      joint accounts, all co-owners should sign.)

                                               FOLD AND DETACH HERE